AMENDMENT to the

amended and restated DECLARATION OF TRUST

of

OPPENHEIMER MAIN STREET SMALL CAP FUND

This Amendment is made as of August 12, 2010, to take effect November 1, 2010, to the Amended and Restated Declaration of Trust of Oppenheimer Main Street Small Cap Fund (the "Trust"), dated as of June 22, 1999, and amended and restated June 7, 2002, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Main Street Small Cap Fund as a trust fund under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 22, 1999, as amended and restated as of June 7, 2002 (together these documents are the “Declaration of Trust”); and

WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH of the Declaration of Trust desire to make a permitted change to said Declaration of Trust without shareholder approval to change the name of the Trust from "Oppenheimer Main Street Small Cap Fund" to “Oppenheimer Main Street Small- & Mid-Cap Fund” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, ARTICLE FIRST of the Declaration of Trust is amended by deleting the first two sentences of ARTICLE FIRST and replacing them with the following:

This Trust shall be known as Oppenheimer Main Street Small- & Mid-Cap Fund. The address of Oppenheimer Main Street Small- & Mid-Cap Fund is 6803 South Tucson Way, Centennial, CO 80112.

Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

/s/ A. Taylor Edwards

A. Taylor Edwards

Assistant Secretary